As filed with the Securities and Exchange Commission on May 15, 2015 Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE COMMUNITY FINANCIAL CORPORATION
(exact name of registrant as specified in its charter)

Maryland	52-1652138
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

The Community Financial Corporation

2015 Equity Compensation Plan

(Full Title of the Plan)

Copies to:
William J. Pasenelli	Scott A. Brown, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
The Community Financial Corporation	Kilpatrick Townsend & Stockton LLP
3035 Leonardtown Road	607 14th Street NW
Waldorf, Maryland 20601	Washington, DC 20005
(301) 645-5601	(202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock
$0.01 par value	400,000(2)	$20.98	$8,392,000	$976

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to The Community Financial Corporation 2015 Equity Compensation Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of The Community Financial Corporation (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Represents the shares which may be issued upon the exercise of stock options or stock appreciation rights and shares of Common Stock which will be distributed upon the vesting of restricted stock awards and restricted stock units.
(3)	Calculated solely for the purpose of determining the registrant fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price and the proposed maximum offering price are based on the average of the bid and ask price of the Common Stock as reported on the Nasdaq Stock Market on May 13, 2015.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The document containing the information for The Community Financial Corporation 2015 Equity Compensation Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Community Financial Corporation (the “Registrant” or the “Corporation”) hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the SEC (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)       The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015 and Annual Report on Form 10-K/A filed on March 17, 2015 (File No. 001-36094).

(b)       The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as filed with the SEC on May 6, 2015 (File No. 001-36094).

(c)       The Registrant’s Current Reports on Form 8-K as filed with the SEC on April 28, 2015 and May 5, 2015.

(d)       The description of the Registrant's common stock contained in the Registrant’s Form 8-A 12 B (File No. 001-36094), as filed with the SEC on September 26, 2013.

(e)       All documents filed by the Registrant, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

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Item 5. Interests of Named Experts and Counsel

Not applicable.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6. Indemnification of Directors and Officers

Article XV of the Company’s Articles of Incorporation sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:

The Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation’s request as a director, officer, partner, trustee, proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

In accordance with Section 2-418 of the Maryland General Corporation Law, directors of the Company generally shall be indemnified in the defense of a proceeding if they are successful, on the merits or otherwise, and in other circumstances unless (i) the act or omission was material to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit, in money, property or services; or, (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Form of Stock Option Agreement
4.2	Form of Restricted Stock/Restricted Stock Unit Award Agreement
4.3	Form of Stock Appreciation Agreement
4.4	Articles of Incorporation of the Registrant (1)
4.5	Articles of Amendment to the Articles of Incorporation of the Registrant (2)
4.6	Articles of Amendment to the Articles of Incorporation of the Registrant (3)
4.7	Amended and Restated Bylaws of the Registration(4)

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5	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued
10.1	The Community Financial Corporation 2015 Equity Compensation Plan (5)
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion included as Exhibit 5)
23.2	Consent of Stegman & Company.
24	Power of Attorney (contained on the signature page)

(1)	Incorporated herein by reference to Form S-4 Registration Statement, File No. 333-31287.
(2)	Incorporated by reference to the Registrant’s Form 8-K filed on May 14, 2012.
(3)	Incorporated herein by reference to the Registrant’s Form 8-K filed August 27, 2010.
(4)	Incorporated by reference to the Registrant’s Form 8-K field on August 27, 2010.
(5)	Incorporated herein by reference to Appendix A in the definitive proxy statement filed with the SEC on March 25, 2015.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, The Community Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waldorf, State of Maryland on May 15, 2015.

THE COMMUNITY FINANCIAL CORPORATION

By:	/s/ William J. Pasenelli
William J. Pasenelli
President and Chief Executive
Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William J. Pasenelli as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William J. Pasenelli	President, Chief Executive	May 15, 2015
William J. Pasenelli	Officer and Director
(Principal executive officer)

/s/ Todd L. Capitani	Executive Vice President &	May 15, 2015
Todd L. Capitani	Chief Financial Officer
(Principal finance/accounting officer)

/s/ Philip T. Goldstein	Director	May 15, 2015
Philip T. Goldstein

/s/ M. Arshed Javaid	Director	May 15, 2015
M. Arshed Javaid

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/s/ Louis P. Jenkins, Jr.	Director	May 15, 2015
Louis P. Jenkins, Jr.

/s/ Michael L. Middleton	Director	May 15, 2015
Michael L. Middleton

/s/ Mary Todd Peterson	Director	May 15, 2015
Mary Todd Peterson

/s/ James R. Shepherd	Director	May 15, 2015
James R. Shepherd

/s/ Austin J. Slater, Jr.	Director	May 15, 2015
Austin J. Slater, Jr.

/s/ Joseph V. Stone, Jr.	Director	May 15, 2015
Joseph V. Stone, Jr.

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Form of Stock Option Agreement	Filed herewith.

4.2	Form of Restricted Stock/Restricted Stock Unit Agreement	Filed herewith.

4.3	Form of Stock Appreciation Agreement	Filed herewith.

4.4	Articles of Incorporation of the Registrant	Incorporated herein by reference.

4.5	Articles of Amendment to Articles of Incorporation of the Registrant	Incorporated herein by reference.

4.6	Articles of Amendment to Articles of Incorporation of the Registrant	Incorporated herein by reference.

4.7	Amended and Restated Bylaws of the Registration	Incorporated herein by reference.

5	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

10.1	The Community Financial Corporation 2015 Equity Compensation 2015	Incorporated herein by reference.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in the Opinion included as Exhibit 5.

23.2	Consent of Stegman & Company	Filed herewith.

24	Power of Attorney	Located on the signature page.

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